NEWS RELEASE                            HEARTLAND Community Bank
                                        Contact:   Vida Lampkin
                                        Phone:     (870) 836-6841
                                        Fax:       (870) 836-7125



                              FOR IMMEDIATE RELEASE
                              ---------------------


Camden, Arkansas (May 22, 2003) - Charles T. Black has been elected President and Chief Executive Officer of HEARTLAND Community Bank and HCB Bancshares, Inc. of Camden, Arkansas according to Vida H. Lampkin, Chairman of the Board.

Black has 27 years of experience working for banks in Arkansas, including having served as President and CEO of Peoples Bank and Chairman of Peoples Bancshares, Inc. of Lewisville until a merger with Citizens National Bank of Hope. He previously served as Senior Vice President of First National Bank of Magnolia and Interim President of City Bank and Trust of Shreveport, La. Black has been with HEARTLAND Community Bank as Senior Vice President and Chief Lending Officer since May 2002.

A native of Waldo, Arkansas, Black has a BBA in Management from Southern Arkansas University, Magnolia, Arkansas. He is also a graduate from both the ABA National Commercial Lending School at the University of Oklahoma. and the Graduate School of Banking of the South at Louisiana State University.

Black's professional affiliations include the Arkansas Bankers Association where he served on the Executive Board and as Treasurer. Black currently serves on the ABA Subsidiary Board. He has also served as president and/or board member of numerous state and community organizations. Black is a member of the Camden Noon Lions Club.

HCB Bancshares, Inc. is a $250 million Holding Company listed on the NASDAQ stock exchange under the symbol HCBB with full service banking facilities located in Camden, Fordyce, Sheridan, and Bryant, Arkansas.